Exhibit 99.1

Cholestech Announces Financial Results for Second Quarter of Fiscal 2004
Company Receives 510(k) Clearance for New Liver Function Test

HAYWARD, Calif. — October 22, 2003 — Cholestech Corporation (Nasdaq: CTEC) today announced:

•	Revenue increased 12% over the prior year quarter, including a 16% increase in the Company’s core LDX related revenue, driven by increases of 20% in physician office laboratory market revenue and 27% in international market revenue over the prior year quarter.

•	For the six months ended September 26, 2003, revenue increased 18% over the prior year period, including a 15% increase in the Company’s core LDX related revenue, driven by increases of 31% in physician office laboratory market revenue and 33% in international market revenue over the prior year period.

•	The Company received 510(k) clearance from the Food and Drug Administration (“FDA”) for its Aspartate Aminotransferase (“AST”) test and has applied for a waiver for this product under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”). Upon receiving a waiver for this product under CLIA, the Company plans to market AST in conjunction with its Alanine Aminotransferase (“ALT”) test, which will allow healthcare providers to monitor both the impact of and potential side effects on the liver from lipid-lowering and diabetic therapies.

•	The Company anticipates receiving 510(k) clearance from the FDA by mid-calendar 2004 for a high sensitivity C-Reactive Protein (“CRP”) test, an immunoassay-based test which measures coronary artery inflammation as a predictor of risk of heart disease in individuals who have normal cholesterol levels.

Cholestech achieved revenue of $13.4 million for the quarter ended September 26, 2003, representing a 12% increase over revenue of $11.9 million in the prior year quarter. For the six months ended September 26, 2003, revenue of $27.1 million represented an 18% increase over revenue of $23.0 million for the prior year period.

Warren E. Pinckert II, president and chief executive officer, said “Revenue growth in our core LDX business, which has grown 15% during the first six months of fiscal 2004 compared to the same period last year, continues to be strong. We are pleased with the continued growth in our physician office laboratory market, which represented 55% of our revenue in the first six months of fiscal 2004 and grew 31% over the prior year period. We are also encouraged by our international market segment revenue, which increased 33% over the prior year period.”

In the second quarter of fiscal 2004, net income from continuing operations of $916,000, or $0.06 per fully diluted share, which included income tax expense of $440,000 ($0.03 per share), compared to net income from continuing operations of $1.7 million, or $0.12 per fully diluted share in the second quarter of fiscal 2003, which included income tax expense of $74,000 ($0.01 per share). In the first six months of fiscal 2004, net income from continuing operations of $2.2 million, or $0.15 per fully diluted share, which included income tax expense of $1.4 million ($0.10 per share), compared to net income from continuing operations of $3.7 million, or $0.26 per fully diluted share in the first six months of fiscal 2003, which included income tax expense of $155,000 ($0.01 per share).

In the second quarter of fiscal 2004, the Company reported fully diluted net income of $0.06 per share, which included income tax expense of approximately $0.03 per share, compared to reported fully diluted net income of $0.08 per share for the prior year quarter, which included income tax expense of approximately $0.01 per share and a $0.04 per share loss from discontinued operations. In the first six months of fiscal 2004, the Company reported fully diluted net income of $0.15 per share, which included income tax expense of $1.4 million ($0.10 per share), compared to reported fully diluted net income of $0.18 per share in the first six months of fiscal 2003, which included income tax expense of $107,000 ($0.01 per share) and an $0.08 per share loss from discontinued operations.

The Company’s earnings in its second fiscal quarter of 2004 were impacted by a write-off of $250,000 of expenses related to a purchase option held on a patent which the Company elected not to exercise.

Due to its continued profitability, at the end of fiscal 2003, the Company recorded a $4.2 million income tax benefit, resulting from a reversal of a portion of the valuation allowance previously established for the Company’s net operating losses. As a result, beginning in fiscal 2004, the Company is recording income tax expense approximating applicable statutory rates.

Mr. Pinckert continued, “To continue our revenue growth into the future, Cholestech has embarked on initiatives to leverage our existing installed base of LDX and GDX systems and to capitalize on our well-established worldwide distribution network. Our focus is to provide the physician easy to use, accurate, CLIA-waived tests to facilitate better patient care and increase revenue in their practice.”

Investor Conference Call

The Company will conduct a conference call on fiscal 2004 second quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 227-9428 or, from international locations, (785) 832-0326. A replay of the call will be aired from approximately 9 a.m. today until 9 p.m. PT on November 5 by dialing (800) 374-1216, or from international locations, (402) 220-0681. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.

About Cholestech

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.

Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: the expected receipt of a CLIA waiver for our AST test and the marketing of such test with our ALT test; the expected receipt of 510(k) clearance for our CRP test; the anticipated recording of income tax expense at applicable statutory rates; expected revenue growth; and the pursuit of initiatives to continue revenue growth. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent in the regulatory approval process; regulatory changes and guidelines affecting the healthcare system in the United States; internal operating results; demand for our products; the ability to execute proposed initiatives and other factors.

Cholestech Contact:	Investor Contact:	Media Contact:

William W. Burke	Jim Byers	Christopher Katis
Chief Financial Officer	Financial Dynamics	Financial Dynamics
Cholestech Corporation	415-439-4504	415-439-4518
510-781-5065	jbyers@fd-us.com	ckatis@fd-us.com
bburke@cholestech.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	13 Weeks Ending		26 Weeks Ending

	9/26/2003	9/27/2002	9/26/2003	9/27/2002

Revenue	$13,357	$11,907	$27,071	$23,039
Cost of revenue	5,617	5,245	11,162	9,278

Gross profit	7,740	6,662	15,909	13,761

Operating expenses:
Sales & marketing	3,072	2,781	6,077	5,822
Research & development	765	628	1,606	1,253
General & administrative	2,341	1,591	4,603	3,058
Other operating expenses	250	—	250	—

Total operating expenses	6,428	5,000	12,536	10,133

Operating income from continuing operations	1,312	1,662	3,373	3,628
Net interest and other income	44	131	209	217
Provision for income taxes	440	74	1,397	155

Net income from continuing operations	916	1,719	2,185	3,690

Net income (loss) from discontinued operations	9	(595)	24	(1,153)

Net income	$925	$1,124	$2,209	$2,537

Net income from continuing operations per share:
Basic	$0.07	$0.13	$0.16	$0.27
Diluted	$0.06	$0.12	$0.15	$0.26
Net income (loss) from discontinued operations per share:
Basic	$0.00	$(0.05)	$0.00	$(0.08)
Diluted	$0.00	$(0.04)	$0.00	$(0.08)
Net income per share:
Basic	$0.07	$0.08	$0.16	$0.19
Diluted	$0.06	$0.08	$0.15	$0.18
Shares used to compute net income per share:
Basic	13,899	13,605	13,826	13,472
Diluted	14,273	14,263	14,306	14,372

     Note: Prior period amounts have been adjusted for comparative purposes and to reflect the operations of the WellCheck segment as discontinued operations following its divestiture on December 23, 2002.

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	9/26/2003	3/28/2003

Cash, cash equivalents, marketable securities and long-term investments	$27,330	$26,081
Total assets	$54,548	$52,012
Long-term debt	—	—
Shareholders’ equity	$48,409	$44,728